CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated February 3, 2006 on the financial statements and financial highlights of Al Frank Fund and Al Frank Dividend Value Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the December 31, 2005 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 25, 2006